CAHILL GORDON & REINDELL LLP
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                                                       October 13, 2004

1-800-Flowers.com
1600 Stewart Avenue
Westbury, New York  11590

                         Re: S-8 Registration Statement

Ladies and Gentlemen:

     We have acted as counsel to 1-800-Flowers.com (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, with respect to up to 7,500,000 shares of Class A common stock, par value $0.01 per share (the "Common Stock"), of the Company which are issuable under the Company's 2003 Long Term Incentive and Share Award Plan (the "Plan").

     We have examined the Registration Statement, the Plan, the Third Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, and the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

     Based upon the foregoing, we are of the opinion that the Company is authorized to issue and to sell the Common Stock and the Common Stock when issued by the Company, delivered and paid for in accordance with the terms and conditions of the Plan will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act of 1933.


/s/ Cahill Gordon & Reindell LLP